therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto.

                 (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.7 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

         1.8 Limitations on Subsequent Registration Rights. From and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities (unless such new registration rights, including standoff obligations, are subordinate to the registration rights granted Holders hereunder), without the prior written consent of the holders of a majority of the then-outstanding Shares.

         1.9 Expenses of Registration. All Registration Expenses (but not Selling Expenses) shall be borne by the Company. Selling Expenses shall be borne by the Holder incurring such expenses.

         1.10 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

                 (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed; provided, however, that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that if Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by
Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above shall be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

                 (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

                 (c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                 (d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

                 (e) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                 (f) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                 (g) Provide a transfer agent and registrar for all Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                 (h) Make available for inspection by any Holder participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers and directors to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such Holder, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided;

                 (i) Furnish to each Holder participating in such registration:

                          (i) in the case of an underwritten public offering, a copy of any opinion of counsel for the Company provided to the underwriters participating in such offering, dated the effective date of the registration statement;

                          (ii) in the case of an underwritten public offering, a copy of any "comfort" letters provided to the underwriters participating in such offering and signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants or other relevant authorities, and

                          (iii) a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering other than non-substantive cover letters and the like.

                 (j) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

         1.11    Indemnification.

                 (a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this
Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter for use therein.

                 (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder for use therein; provided that in no event shall any indemnity under this subparagraph 1.11(b) exceed the net proceeds received by such Holder in such registration.

                 (c) Each Indemnified Party shall give notice to each Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

                 (d)      If the indemnification provided for in this Section
1.11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any claim, loss, damage, liability or action referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                 (e) The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 1.11. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to above in this Section 1.11 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of this Section 1.11. Notwithstanding the provisions of this
Section 1.11, no Holder shall be required to contribute any amount or make any other payments under this Agreement which in the aggregate exceed the net proceeds (after selling expenses) received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         1.12 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

         1.13 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

                 (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

                 (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

                 (c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

         1.14 Transfer of Registration Rights. The rights to cause the Company to register securities granted to the Investors hereunder shall be deemed to be extended to (i) any Permitted Transferee who acquires not less than twenty-five percent (25%) of the Series A Shares or the respective Conversion Shares and who agrees in writing to be bound by the terms of this Agreement, (ii) any Permitted Transferee who acquires not less than twenty-five percent (25%) of the Series B Shares or the respective Conversion Shares and who agrees in writing to be bound by the terms of this Agreement, (iii) any Permitted Transferee who acquires not less than twenty-five percent (25%) of the Series C Shares or the respective Conversion Shares and who agrees in writing to be bound by the terms of this Agreement, (iv) any Permitted Transferee who acquires not less than twenty-five percent (25%) of the Series D Shares or the respective Conversion Shares and who agrees in writing to be bound by the terms of this Agreement, (v) any Permitted Transferee who acquires not less than twenty-five percent (25%) of the Series E Shares or the respective Conversion Shares and who agrees in writing to be bound by the terms of this Agreement, or (vi) to any Permitted Transferee who is a constituent partner, member or affiliate of an Investor.

         1.15 Standoff Agreement. Each Holder agrees in connection with any registration of the Company's securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) that, upon written request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, pledge or otherwise hypothecate or encumber, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration in the case of a registration for the Initial Public Offering and ninety (90) days from the effective date of such registration in the case of other registrations) as may be requested by the Company or such managing underwriters; provided, that (i) the officers and directors of the Company who own stock of the Company, as well as any stockholder party to this Agreement who owns more than five percent (5%) of the Common Stock of the Company on a fully diluted, fully converted basis, also agree to such restrictions, and (ii) the underwriters shall not release any party from any lock-up agreement or similar agreement (a "Lock Up Release") without (x) providing the undersigned at least three (3) business days' prior written notice of the effective date of the Lock Up Release and (y) simultaneously releasing the undersigned and their affiliates to the same extent from any lock-up letter or similar agreement to which they are a party. Furthermore, notwithstanding anything herein to the contrary, nothing in this Section 1.15 or elsewhere in this Agreement shall restrict Goldman, Sachs & Co. and its affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its or its affiliates' business, so long as such activities are not reasonably expected to result in the transfer of, or reduction of risk with respect to, the economic ownership of any Registrable Securities or securities convertible into or exchangeable for any Registrable Securities held by Goldman, Sachs & Co. or its affiliates as of the date hereof.

         1.16 Termination of Registration Rights. The registration rights afforded to each Holder under this Section 1 shall terminate upon the earlier to occur of (i) the fifth anniversary of the Initial Public Offering or (ii) with respect to each Holder, whenever such Holder is eligible to sell all of such Holder's Registrable Securities pursuant to Rule 144 within a six month period.


                                   SECTION 2

                    Right of First Offer for New Securities

         2.1 Right of First Offer. Subject to the terms and conditions contained in this Section 2, the Company hereby grants to each Investor the right of first offer to purchase up to its Pro Rata Portion of any New Securities which the Company may, from time to time, propose to sell and issue.

         2.2 Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days from the date of receipt of any such notice to agree to purchase any shares of such New Securities (up to such Investor's Pro Rata Portion), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

         2.3 Right of Over Allotment. The Company shall offer to each Investor who has elected to purchase its full Pro Rata Portion (a "Fully Exercising Investor"), by the giving of written notice, any New Securities not previously elected to be purchased by the Investors. The Fully Exercising Investors shall thereafter have ten (10) days from the date of receipt of such written notice to agree to purchase all or any portion of such available New Securities; in the event that the Fully Exercising Investors collectively elect to purchase more than the available New Securities, the New Securities shall be made available to the Fully Exercising Investors ratably.

         2.4 Exercise of Rights. If one or more Investors exercises its right of first offer hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within ninety (90) calendar days following the latest receipt of notice of such exercise, which period of time shall be extended in order to comply with applicable laws and regulations.

         2.5 Lapse and Reinstatement of Right. In the event the Investors fail to elect to purchase all of the New Securities offered by the Company within the foregoing notice periods (or if all Investors waive their rights to purchase such New Securities), the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities not elected to be purchased by the Investors at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice.
In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

         2.6 Transfer of Right. The right of first offer granted to the Investors pursuant to this Section 2 shall be deemed to be extended to Permitted Transferees.

         2.7 Termination of Right; Waiver. The right of first offer granted to the Investors pursuant to this Section 2 shall not apply to and shall terminate and be of no further force or effect upon the Initial Public Offering. Notwithstanding any provision of this Agreement to the contrary, the right of first offer granted to the Investors pursuant to this Section 2 shall be subject to waiver by the affirmative vote or consent of holders of at least two-thirds (2/3) of the Registrable Securities, taken as a whole for this purpose.

                                   SECTION 3

                      Affirmative Covenants of the Company

         The Company hereby covenants and agrees as follows:

         3.1 Financial Information. The Company will furnish to each Investor the following reports:

                 (a) As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of national standing selected by the Company;

                 (b) As soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet and a statement of shareholder's equity as of the end of such fiscal quarter; and

                 (c) As soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of each calendar month, and consolidated statements of income and cash flow for such period and for the current fiscal year to date, together with a comparison of such statements to the Company's operating plan then in effect.

         3.2 Operating Plan and Budget. As soon as practicable following approval or adoption by the Company's Board of Directors, the Company will furnish each Investor with the Company's budget and operating plan (including projected balance sheets and profit and loss and cash flow statements) for the coming fiscal quarter and fiscal year.

         3.3 Inspection. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

         3.4 Delivery of Qualified Small Business Stock Representations. The Company covenants and agrees to conduct annually, or upon the occurrence of an Initial Public Offering or the sale, consolidation or merger of the Company, a reasonable investigation into the question of whether the Shares or Conversion Shares are "qualified small business stock" within the meaning of the Code, and to thereafter deliver to each Investor who so request a duly executed Certificate of Representations in the form attached hereto as Exhibit A (the "QSBS Certificate"). If the Company is unable to deliver an executed QSBS Certificate because representation statement 2 in the QSBS Certificate is inaccurate, the Company covenants and agrees to deliver a statement explaining the reasons for such inaccuracy.

         3.5 Transfer of Rights. The rights to financial and other information granted to the Investors pursuant to this Section 3 shall be extended to Permitted Transferees.

         3.6 Termination of Rights. The rights to financial and other information granted to the Investors pursuant to this Section 3 shall terminate upon the Initial Public Offering.

                                   SECTION 4

                               Board of Directors

         4.1 Board Representation. Each Holder hereby covenants and agrees to vote its Shares, and otherwise use its best efforts as a stockholder of the Company, to fix the number of directors of the Company at eight (8). Each Holder further covenants and agrees to vote, consent or otherwise act as a stockholder of the Company (or, if applicable, as a director of the Company) in any election of directors of the Company held during the term of this Agreement for (i) one individual designated by the holders of a majority of the outstanding Series A Preferred Stock, (ii) one individual designated by the holders of a majority of the outstanding Series B Preferred Stock, (iii) for so long as at least fifty thousand (50,000) shares of Series C Preferred Stock remain outstanding, two individuals designated by the holders of a majority of the outstanding Series C Preferred Stock and (iv) for so long as at least seventeen thousand (17,000) shares of Series E Preferred Stock remain outstanding, one individual designated by the holders of a majority of the outstanding Series E Preferred Stock. The initial designee of the holders of a majority of the outstanding Series E Preferred Stock shall be Dennis H. Jones. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated by the holders of any Series of Preferred Stock shall be filled by another person designated by the holders of a majority of that Series of Preferred Stock. The Company shall use its best efforts to effectuate the terms and provisions of this Section 4.1. Notwithstanding the foregoing, the provisions of this Section 4.1 shall terminate and shall be of no further force and effect upon a merger or consolidation to which the Company is a party and which results in, or is effected in connection with, a change in ownership of a majority of the outstanding shares of voting stock of the Company.

         4.2 Termination of Rights. The rights granted to Holders pursuant to Section 4.1 shall terminate upon the Initial Public Offering.

         4.3     Board Observation Rights.

                 (a) The Company covenants and agrees that The Goldman Sachs Group, Inc., or any of its affiliates ("Goldman Sachs"), shall have the right to designate a representative to attend all meetings of the Company's Board of Directors in a non-voting observer capacity, and, in this respect, the Company shall give Goldman Sachs copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that (i) Goldman Sachs agrees, and any representative of Goldman Sachs shall agree in writing, to hold in confidence all information so provided and not to use or disclose any confidential information provided to or learned by Goldman Sachs or such representative in connection with its rights under this Agreement, and any such representative or any employee or partner of Goldman Sachs working with such representative shall not use any such confidential information in any improper manner; and (ii) in no event shall the failure to provide the notice described above invalidate in any way any action taken at a special meeting of the Board of Directors or taken by written consent. The covenants and agreements contained in this Section 4.3(a) shall terminate upon the earlier of
(i)
the date Goldman Sachs ceases to own, for its own account, any capital stock of the Company, and (ii) the Initial Public Offering.

                 (b) The Company covenants and agrees that DBV Investments, LLC, or any of its affiliates ("DBV"), shall have the right to designate a representative to attend all meetings of the Company's Board of Directors in a non-voting observer capacity, and, in this respect, the Company shall give DBV copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that (i) DBV agrees, and any representative of DBV shall agree in writing, to hold in confidence all information so provided and not to use or disclose any confidential information provided to or learned by DBV or such representative in connection with its rights under this Agreement; and (ii) in no event shall the failure to provide the notice described above invalidate in any way any action taken at a special meeting of the Board of Directors or taken by written consent. The covenants and agreements contained in this Section 4.3(b) shall terminate upon the earlier of (i) the date DBV ceases to own, for its own account, any capital stock of the Company, and (ii) the Initial Public Offering.

                 (c) The Company covenants and agrees that Dell USA L.P. ("Dell"), shall have the right to designate a representative to attend all meetings of the Company's Board of Directors in a non-voting observer capacity, and, in this respect, the Company shall give Dell copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that (i) Dell agrees, and any representative of Dell shall agree in writing, to hold in confidence all information so provided and not to use or disclose any confidential information provided to or learned by Dell or such representative in connection with its rights under this Agreement; and
(ii) in no event shall the failure to provide the notice described above invalidate in any way any action taken at a special meeting of the Board of Directors or taken by written consent. The covenants and agreements contained in this Section 4.3(c) shall terminate upon the earlier of (i) the date Dell ceases to own, for its own account, any capital stock of the Company, and (ii) the Initial Public Offering.

                                   SECTION 5

                                 Miscellaneous

         5.1 Aggregation of Stockholdings. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         5.2 Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

         5.3 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         5.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

         5.5 Counterparts. This Agreement may be executed in two or more counterparts and signature pages may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, or via a nationally recognized overnight courier, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given or received three (3) days after deposit in the mail, or one (1) day after deposit with a nationally recognized overnight courier.

         5.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

         5.8 Amendment and Waiver. Any provision of this Agreement may be amended with the written consent of the Company and the Holders of a majority of the outstanding shares of Registrable Securities; provided, however, that
(i) no such amendment shall impose or increase any liability or obligation on a Holder without the consent of such Holder and (ii) no such amendment having a disproportionately adverse effect on any Holder in relation to the other Holders may be made without consent of such Holder; provided, further, that:
(i) the affirmative vote or consent of the Holders holding a majority of the outstanding Series C Shares shall be required in order to increase the size of the Board of Directors of the Company to greater than eight (8); (ii) Section 4.3(a) hereof may not be amended without the written consent of The Goldman Sachs Group, Inc.; (iii) Section 4.3(b) hereof may not be amended without the written consent of DBV Investments, LLC; and (iv) Section 4.3(c) hereof may not be amended without the written consent of Dell USA L.P. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any Holder.

         5.9 Effect of Amendment or Waiver. THE INVESTORS AND THEIR SUCCESSORS AND ASSIGNS ACKNOWLEDGE THAT BY THE OPERATION OF SECTION 5.8 HEREOF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING REGISTRABLE SECURITIES, ACTING IN CONJUNCTION WITH THE COMPANY, WILL HAVE THE RIGHT AND POWER TO DIMINISH OR ELIMINATE ANY OR ALL RIGHTS PURSUANT TO THIS AGREEMENT.

         5.10 Rights of Holders. Each Holder shall have the absolute right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

         5.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

         5.12 Additional Parties. To the extent that such Holder's execution of this Agreement is not evidenced by such Holder's execution of a separate Certification and Signature Page, each Series A Holder, Series B Holder, Series C Holder, Series D Holder and Series E Purchaser may become a party to this Agreement at any time after the date of this Agreement by returning to the Company a signature page executed by such Holder.




                     [THIS SPACE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    WEBMETHODS, INC., a Delaware corporation


                                    By:
                                        --------------------------------------
                                             Phillip Merrick, President


                                    DELL USA L.P.


                                    By:      Dell Gen. P. Corp.
                                             Its General Partner

                                    By:
                                       ---------------------------------------


                                    FDX CORPORATION, a Delaware corporation


                                    By:
                                       ---------------------------------------
                                             Authorized Person

                                    OTHER INVESTOR


                                    By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                    Number of Series A Shares:
                                                              ------------------

                                    Number of Series B Shares:
                                                              ------------------

                                    Number of Series C Shares:
                                                              ------------------

                                    Number of Series D Shares:
                                                              ------------------

                                   Exhibit A


                                WEBMETHODS, INC.
                             a Delaware corporation

                         CERTIFICATE OF REPRESENTATIONS

                    REGARDING QUALIFIED SMALL BUSINESS STOCK

         THIS CERTIFICATE OF REPRESENTATIONS REGARDING QUALIFIED SMALL BUSINESS STOCK (this "Certificate") is executed as of ________, 1999 by webMethods, Inc., a Delaware corporation (the "Company"), for the benefit of ____, (collectively, "___________"). As used herein, the term "Stock" means
______.

REPRESENTATIONS

         Subject to the limitations and qualifications set forth below, the Company hereby represents as follows:

         1 .     The Company has conducted a reasonable investigation into the question of whether the Stock is "qualified small business stock" ("QSBS") within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         2. As of the date first above written, and assuming that ___________ has not sold, distributed, or otherwise transferred the Stock, all of the Stock is QSBS.

QUALIFICATIONS AND LIMITATIONS

         1 .     Qualification of the Stock as QSBS is based, in part, on the value of Company stock or other assets at certain relevant times. For purposes of the representations made in this Certificate, the Company has made a good faith determination of such values, taking into account all material facts and circumstances, but cannot guarantee that the Internal Revenue Service will not successfully assert that such determination is incorrect.

         2. Qualification of the Stock as QSBS is based, in part, on whether the Company has been engaged in the active conduct of one or more qualified trades or businesses. The term "qualified trade or business" set forth in Section 1202(e)(3) of the Code is not clearly defined in all respects. For purposes of the representations made in this Certificate, the Company has made a good faith effort to apply the definition of qualified trade or business set forth in Section 1202(e)(3) of the Code, but cannot guarantee that the Internal Revenue Service will not successfully assert a contrary definition.

         3. Qualification of the Stock as QSBS is based, in part, on whether at least eighty percent (by value) of the Company's assets have been used in the active conduct of one or more qualified trades or businesses. For this purpose, assets held as "working capital" of a qualified trade or business within the meaning of Section 1202(e)(6) of the Code are treated as used in the active conduct of such trade or business. The term "working capital" set forth in Section 1202(e)(6) of the Code is not clearly defined in all respects. For purposes of the representations made in this Certificate, the Company has made a good faith effort to apply the definition of working capital set forth in Section 1202(e)(6) of the Code, but cannot guarantee that the Internal Revenue Service will not successfully assert a contrary definition.

         4. Qualification of the Stock as QSBS is based, in part, on whether the Company purchased any of its stock from a person related to ___________ during a relevant testing period. For purposes of the representations made in this Certificate, the Company has made a good faith determination that such purchases did not occur, but cannot guarantee that the Internal Revenue Service will not successfully assert that such determination is incorrect.

         IN WITNESS WHEREOF, the Company has executed this Certificate as of the date first above written.


                                           BY:
                                               --------------------------------

                                           TITLE:
                                                  -----------------------------




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